Exhibit 99.1

NYSE MKT: GSS / TSX: GSC / GSE: GSR

Golden Star Resources Appoints Sam Coetzer as CEO and Announces Relocation

of Headquarters to Toronto

Denver, CO, December 13, 2012 – The Board of Directors of Golden Star Resources Ltd. (NYSE MKT: GSS) (TSX: GSC) (GHANA: GSR) (“Golden Star” or the “Company”) today announced several senior management changes and the impending move of the Company’s headquarters from Denver to Toronto.

The Board announced the following management changes:

•	As a consequence of the relocation of the Company’s headquarters, Tom Mair, CEO, has elected to remain in Denver and will resign his position and Board seat effective December 31, 2012.

•	Sam Coetzer, currently COO, has been promoted to President and CEO effective January 1, 2013. Additionally, he was named to the Company’s Board of Directors effective December 14, 2012.

•	Also as a consequence of the relocation, Chris Thompson, currently Chairman of the Board, has elected to remain as a Board member but relinquish his Chairman role effective December 31, 2012.

•

Tim Baker, formerly COO of Kinross Gold Corporation, joins the Board as Executive Chairman effective January 1, 2013, and will work closely with Sam Coetzer to improve profitability, develop the Prestea Underground mine and pursue expansion of the Wassa mine. Mr. Baker, who grew up in Kenya, has extensive experience in operating mines and projects around the world, including Chile, Africa and the Dominican Republic for Placer Dome and Kinross Gold.

•

Jeff Swinoga will assume the role of Executive Vice President and Chief Financial Officer effective January 7, 2013. Mr. Swinoga has extensive mining industry experience as a CFO with Hudbay Minerals and North American Palladium.

•	Roger Palmer, current CFO, will become Vice President and Treasurer on January 7, 2013, and will remain in that role through the transition process.

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Golden Star’s new Toronto headquarters will be located at 150 King Street West, Toronto, Canada.

Chris Thompson, Chairman of the Board, said, “Relocating our headquarters to Toronto enables us to consolidate our executive team along with all key accounting and reporting functions in one location that will give Golden Star better access to shareholders, capital sources, talent and technical advisory services. The move will also simplify the Company’s accounting and regulatory compliance functions and reduce legal costs. On behalf of the Board, I wish to thank Tom Mair for his six years of leadership through some difficult times and we wish him success in his further endeavors in Denver. Going forward, we believe we now have a uniquely strong team in place – both in Toronto and Ghana – to take Golden Star to the next level of growth. In particular, we look forward to the relationship between Sam Coetzer and Tim Baker flourishing as it did when they worked together at Kinross Gold. Their combined track records of success in operations and demonstrated leadership capabilities give the Board every confidence that the challenges and opportunities we face on the Prestea Underground mine and Wassa expansion are in good hands.”

COMPANY PROFILE

Golden Star Resources holds the largest land package in one of the world’s largest and most prolific gold producing regions. The Company holds a 90% equity interest in Golden Star (Bogoso/Prestea) Limited and Golden Star (Wassa) Limited, which respectively own the Bogoso/Prestea and Wassa/HBB open-pit gold mines in Ghana, West Africa. In addition, Golden Star has an 81% interest in the currently inactive Prestea Underground mine in Ghana, as well as gold exploration interests elsewhere in Ghana, in other parts of West Africa and in Brazil in South America. Golden Star has approximately 259 million shares outstanding. Additional information is available at www.gsr.com.

Statements Regarding Forward-Looking Information: Some statements contained in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other applicable securities laws. Such statements include our plan to move our headquarters to Toronto, our ability to improve profitability, develop the Prestea Underground mine and pursue expansion of the Wassa mine, the impact of the relocation on our access to shareholders, capital sources, talent and advisory services, accounting and regulatory functions and legal costs and our expectations regarding future management changes. Investors are cautioned that forward-looking statements are inherently uncertain and involve risks and uncertainties that could cause actual facts to differ materially, including timing of and unexpected events at our mine, including Wassa and the Prestea Underground Mine; variations in ore grade; delay or failure to receive government approvals and permits; the availability and cost of electrical power and key inputs; timing and availability of external

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financing on acceptable terms; technical, permitting, mining or processing issues; fluctuations in gold price and costs; and general economic conditions. There can be no assurance that future developments affecting the Company will be those anticipated by management. Please refer to the discussion of these and other factors in our Form 10-K for 2011. The forecasts contained in this press release constitute management’s current estimates, as of the date of this press release, with respect to the matters covered thereby. We expect that these estimates will change as new information is received. While we may elect to update these estimates at any time, we do not undertake to update any estimate at any particular time or in response to any particular event.

For further information, please contact:

GOLDEN STAR RESOURCES LTD.

Bruce Higson-Smith, Senior Vice President Finance and Corporate Development

1-800-553-8436

INVESTOR RELATIONS

Jay Pfeiffer, Pfeiffer High Investor Relations, Inc.

303-393-7044

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